Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (this “Agreement”) is entered into and effective this [day] day of [month, year] (the “Effective Date”), by and between Madison Bancorp, Inc. (the “Company”) and Michael P. Gavin (the “Employee”). The Company and the Employee are each sometimes referred to herein as a “Party” and are collectively sometimes referred to herein as the “Parties”.
     WHEREAS, the Company desires to employ the Employee as its [title], and the Employee wishes to accept such employment;
     WHEREAS, the Parties wish to define each of their respective rights and obligations with respect to the Employee’s employment with the Company by executing this Agreement; and
     WHEREAS, the Board of Directors (the “Board” or the “Board of Directors”) of the Company believes it is in the best interests of the Company to enter into this Agreement with the Employee to assure continuity of management of the Company and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties.
     NOW, THEREFORE, it is AGREED as follows:
     1. Defined Terms. When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.
          (a) “Affiliate” means any “parent corporation” and any “subsidiary corporation” of the Company, as such terms are defined in Section 424 of the Code.
          (b) “Bank” means Madison Square Federal Savings Bank.
          (c) “Business Relation” has the meaning given such term in paragraph (c) of Section 7 hereof.
          (d) “Cause” means, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.
          (e) “Change in Control” means any one of the following events:
               (i) The consummation of a transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes, within the 12-month period ending on the date of such person’s most recent acquisition, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 25% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the other corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); and provided further that ownership or control of the Company’s voting securities, individually or collectively, by any Affiliate that is a bank or any benefit plan sponsored by the Company or any Affiliate shall not constitute a Change of Control;
               (ii) The consummation of (1) a merger, consolidation, or similar extraordinary event involving the Company and another entity where the stockholders of the Company, immediately prior to the merger, consolidation or similar extraordinary event, will not beneficially own, immediately after the merger, consolidation or similar extraordinary event, securities entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (2) a sale or other disposition of all or substantially all of the assets of the Company; or
               (iii) During any 24-month period, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
          (f) “COBRA” means the federal Consolidated Omnibus Budget Reconciliation Act.
          (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations thereunder, as interpreted through applicable rulings in effect from time to time.
          (h) “Code § 280G Maximum” means the product of 2.99 and the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.
          (i) “Confidential Information” has the meaning given such term in paragraph (c) of Section 13 hereof.
          (j) Disability” means a physical or mental infirmity which impairs the Employee’s ability to substantially perform his duties under this Agreement and which results in the Employee becoming eligible for long-term disability benefits under a long-term disability plan of the Company or the Bank or, if the Company or the Bank has no such plan in effect, which impairs the Employee’s ability, in the Board’s sole discretion, to substantially perform his duties under this Agreement for a period of 180 consecutive days.
          (k) “Effective Date” has the meaning given such term in the opening paragraph of this Agreement.

          (l) “Employee” has the meaning given such term in the opening paragraph of this Agreement.
          (m) “Existing Relation” has the meaning given such term in paragraph (b) of Section 7 hereof.
          (n) “Expiration Date” has the meaning given such term in paragraph (d) of Section 9 hereof.
          (o) “FDIA” means the Federal Deposit Insurance Act.
          (p) “FDIC” means the Federal Deposit Insurance Corporation.
          (q) “Good Reason” means, without the specific written consent of the Employee, any of the following events that is not cured by the Company within 30 days after it receives written notice thereof from the Employee:
               (i) The assignment by the Company to the Employee of duties and responsibilities materially different from those normally associated with his position, or a material diminution or reduction by the Company in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company;
               (ii) A 10% or greater reduction by the Company in the Employee’s base salary from the base salary set forth in this Agreement, as the same may be increased from time to time;
               (iii) The failure by the Company or any successor to continue in effect any employee benefit plan or program of the Company (excluding any fringe benefit and any equity compensation plan) in which the Employee is entitled to participate under this Agreement (or plans providing the Employee with at least substantially similar benefits in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect from time to time; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect the Employee’s continued participation in any of such plans or which would materially reduce his benefits under any of such plans;
               (iv) The Company’s requiring the Employee to move his personal residence, or perform his principal executive functions, more than 30 miles from his primary office as of the later of the Effective Date and the most recent voluntary relocation by the Employee; or
               (v) The failure of the Employee to be reelected to the Board after his initial election to the Board.
          (r) “Intellectual Property” has the meaning given such term in Section 14 hereof.
          (s) “Parties” and “Party” have the meanings given such terms in the opening paragraph of this Agreement.

          (t) “Payment Date” means each date on which a payment or benefit contemplated under this Agreement is scheduled to be paid or made available and, additionally in the case of paragraph (h) of Section 9 hereof, each date on which a waiver of any payment is granted to the Employee.
          (u) “Person” has the meaning given such term in paragraph (a) of Section 7 hereof.
          (v) “Protected Period” shall mean the period that begins on the date of a Change in Control and ends on the earlier of the first anniversary of the date of such Change in Control or the expiration date of this Agreement.
          (w) “Term” has the meaning given such term in Section 6 hereof.
     2. Employment. The Employee is employed as the [title] of the Company and shall perform those duties assigned to him by the Board. During the Term of this Agreement, the Employee shall devote his full time employment and best efforts to serving as an employee of the Company; provided, however, that during the Term the Employee may engage in any activity unrelated to his employment hereunder so long as such activity does not interfere with the performance of his duties hereunder, including, without limitation, the performance of his covenants contained in Section 7, Section 13 and Section 14 hereof. The Employee agrees to faithfully and competently perform all of the duties assigned to him, to abide by all policies and procedures adopted by the Company from time to time, and to report to such Company representatives as directed.
     3. Base Salary. Beginning on the date hereof, the Company shall pay the Employee, and the Employee hereby agrees to accept, as annual base salary for all services rendered hereunder, a base salary of One Hundred Fifty Thousand Dollars ($150,000) per annum, which shall be paid in accordance with the Company’s normal payroll practices for its salaried employees from time to time in effect. Such rate of salary may be increased, but not decreased, and any rate of salary so increased may be further increased, but not decreased, from time to time by such amount as the Board of Directors may determine.
     4. Discretionary Bonuses. The Employee may receive such additional compensation, as bonuses, as the Board may from time to time determine to grant.
     5. Benefits. In addition to the compensation described in Section 3 and Section 4 hereof:
          (a) The Employee shall be permitted to participate in all employee benefit programs implemented by the Company for the benefit of any of its full-time employees, including, without limitation, retirement plans, disability insurance, group and other life insurance, sickness, and accident and health insurance programs, provided that the Employee qualifies or is otherwise eligible to participate in such programs under their terms, rules and regulations. Notwithstanding the foregoing sentence, the Company does not guarantee the adoption of any particular employee benefit plan or program, or, subject to the Employee’s right to terminate his employment hereunder for Good Reason, the continuance of any plan or program, during the Term.
          (b) The Employee shall be eligible to participate in any fringe benefits which are or may become available to the Company’s senior management employees.
          (c) If not otherwise provided by the Bank, the Company shall provide the Employee with the use of a Company vehicle for business purposes. Periodic replacement of such vehicle during the Term shall be at the sole discretion of Company, without any obligation to transfer title to the vehicle upon replacement. The Employee shall account for all non-business use of such vehicle and report such use to the Company. The Employee acknowledges that such non-business use may constitute income to the Employee for purposes of federal, state, local and/or other tax laws.
          (d) The Employee shall be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Company from time to time in effect.
          (e) The Employee shall be entitled to reimbursement for properly documented and appropriate business expenses incurred by the Employee upon terms established by the Company.
     6. Term of Agreement. The term of this Agreement shall be three (3) years, commencing on the Effective Date and terminating on [date] (the “Term”); provided, however, that on or before each anniversary date of the Effective Date, the Board of Directors shall determine in a duly adopted resolution whether the then-current Term shall be extended by an additional one-year period, which determination shall be based upon whether the performance of the Employee has satisfied the Board’s requirements and standards and the needs of the Company. Only those members of the Board of Directors who have no personal interest in this Employment Agreement shall discuss and vote on the review and approval of such an extension. Notwithstanding the foregoing, however, this Agreement is subject to termination prior to the expiration of the Term in accordance with Section 9 or Section 10 hereof.
     7. Loyalty and Non-Solicitation.
          (a) Loyalty to the Company. During the Employee’s employment with the Company, the Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any person, entity or group (a “Person”) other than for the Company or the Bank, compete with or otherwise engage in the sale of any products or the performance of any services which are comparable to, or which are intended to substitute for, the products or services offered by the Company or the Bank. Nothing in this paragraph (a) shall be deemed to prevent or limit the Employee’s right to invest in the securities of any business dissimilar from that of the Company or the Bank, or, solely as a passive or minority investor, in any business.
          (b) Restrictive Covenants. During the Employee’s employment with the Company and for 12 months after the Employee ceases to be employed with the Company, the Employee shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of Person other than for the Company or the Bank, take any of the following actions: (i) solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any products or services which are comparable to, or which are intended to substitute for, products or services offered by the Company or the Bank during the Employee’s employment with the Company; (ii) employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any person who was employed by or any Person who was engaged as an independent contractor by the Company or the Bank during the preceding 18 months; or (iii) encourage any Person to reduce its business with the Company or the Bank or to reduce its employment with or provision of services to the Company or the Bank; provided that an advertisement in a newspaper or other publication of general circulation that is not targeted at a specific person shall not constitute a solicitation for purposes of this paragraph (b); and provided further that nothing in this paragraph (b) shall prohibit the Employee, after the termination of his employment with the Company, from soliciting any Business Relation (A) who neither was a customer of the Company or the Bank nor had been solicited, independent of the Employee, to become a customer of the Company or the Bank prior to the Effective Date and (B) with whom the Employee had a relationship prior to the Effective Date (an “Existing Relation”), so long as the Employee provides the Company, within 10 days after the Effective Date, with a list that identifies each Existing Relation and describes the relationship.
          (c) Business Relation Defined. For purposes of this Agreement, the term “Business Relation” means any Person who, at any time during the Employee’s employment with the Company, was a Person (i) that is or was a customer of the Company or the Bank, (ii) that had entered into any contract or other arrangement with the Company or the Bank for the provision of services or the sale of products, (iii) to whom the Company or the Bank had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom the Company or the Bank entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.
          (d) Acknowledgement. The Employee hereby acknowledges and agrees that the restrictions contained in this Section 7 regarding geographical scope, length of term and types of activities restricted, are reasonable and will not create a hardship to or burden for him; and that the Employee has no intention of competing with the Company or the Bank within such limitations.
     8. No Disparaging Statements. During the Employee’s employment with the Company and for 12 months after the Employee ceases to be employed with the Company, except as may be required by law, (a) the Employee will not make any statements or comments of a disparaging nature to third parties regarding the Company or the Bank or its officers, directors, personnel or products and (b) the Company will not make any statements or comments of a disparaging nature to third parties regarding the Employee.
     9. Termination of Employment Prior to Expiration of Term. Subject to Section 10 hereof, the Employee’s employment hereunder may be terminated prior to the expiration of the then current Term as provided in this Section 9.

          (a) Termination Upon Employee’s Death. The Employee’s employment under this Agreement shall terminate upon his death during the Term, in which event the Employee’s estate shall be entitled to receive all unpaid base salary, bonus amounts and benefits that have accrued through the date of death.
          (b) Termination Upon Employee’s Disability. The Company may terminate the Employee’s employment under this Agreement after having established his Disability, in which event the Employee shall be entitled to the compensation and benefits provided for under this Agreement for the period that starts on the date the Employee is first unable to perform his services hereunder (as determined by the Company) due to the physical or mental infirmity that is the basis for the Disability and ends on the date on which the Employee’s employment is terminated due to such Disability; provided that the foregoing compensation and benefits shall be reduced dollar for dollar by any benefits paid to the Employee in respect of such period pursuant to any disability plan of the Company or the Bank. During any period that the Employee receives benefits pursuant to this paragraph (b), and to the extent that the Employee shall be physically and mentally able to do so, (i) he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Company, (ii) he shall make himself available to the Company to undertake reasonable assignments consistent with his prior position and his physical and mental health, and (iii) the Company shall pay all reasonable expenses incident to the performance of such assistance and assignments.
          (c) Termination by Company for Cause. The Board may, by written notice to the Employee, immediately terminate the Employee’s employment under this Agreement at any time for Cause, in which case the Employee shall be entitled to receive only the unpaid base salary, bonus amounts, and benefits that have accrued through the date of termination. The Company shall deliver to the Employee a copy of the resolution duly adopted by the Board (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board, such meeting and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following, termination, but in no event later than 60 days following such termination), finding that the Employee was guilty of conduct constituting Cause. The notice provided to Employee pursuant hereto shall specify in detail the particulars of the conduct constituting Cause. If the Board thereafter determines that such conduct did not constitute Cause and the Employee’s employment hereunder is reinstated, then the Employee shall be entitled to receive back pay for the period following termination and continuing through reinstatement. If the Employee’s employment is not reinstated as contemplated by the preceding sentence, then the termination of employment shall be deemed to have occurred pursuant to Section 9(d) hereof and the Employee shall be entitled to the compensation and benefits provided therein.
          (d) Termination by Company Without Cause. The Board may, by written notice to the Employee, immediately terminate the Employee’s employment under this Agreement at any time and for any reason other than his Disability or for Cause, in which event the Employee shall be entitled to receive the following compensation and benefits (unless such termination occurs during the Protected Period, in which event the compensation and benefits provided for in Section 10 hereof shall apply):

               (i) all unpaid base salary, bonus amounts, and benefits that have accrued through the date of termination of employee; and
               (ii) provided that the Employee has complied in all respects, from the Effective Date through and including each Payment Date, with his obligations hereunder: (A) the continuation of salary, at the rate provided pursuant to Section 3 hereof (as adjusted to date), from the date of termination of employment through the expiration date of the Term (the “Expiration Date”), plus, in the event such termination occurs after the second anniversary of the Effective Date, said salary for an additional 12-month period; and (B) continued participation through the Expiration Date in the life insurance programs in which the Employee would have been eligible to participate through the Expiration Date based upon the benefit levels substantially equal to those that the Company provided for the Employee at the date of termination of employment to the extent the Employee continues to qualify for participation therein after such termination; provided that in the event the Employment does not continue to qualify for participation in any such program, the Company shall reimburse the Employee for the cost to the Employee of obtaining substantially similar benefits on his own.
               Severance payments due pursuant to item (ii)(A) of this paragraph (d) shall be paid in accordance with the Company’s normal payroll practices for its salaried employees from time to time in effect and shall terminate at such time as the Employee obtains employment with another financial institution comparable in nature to his employment at the Company at the time of termination.
          (e) Termination by Employee for Good Reason. The Employee shall have the right, at any time within 60 days after an event that constitutes Good Reason, to terminate the Employee’s employment under this Agreement, in which case the Employee shall be entitled to receive the compensation and benefits payable under, and in accordance with, paragraph (d) of this Section 9 (unless such termination occurs during the Protected Period, in which event Section 10 hereof shall apply).
          (f) Voluntary Termination by Employee. The Employee may voluntarily terminate employment with the Company during the Term for any reason other than Good Reason, upon at least 90 days’ prior written notice to the Board. Upon such termination, the Employee shall be entitled to receive only the unpaid base salary, bonus amounts and benefits that have accrued through the date of termination. Notwithstanding the foregoing, the Board shall have the option upon receipt of the Employee’s written notice delivered pursuant to this paragraph (f) to pay the Employee 90 days’ base salary, plus any accrued but unpaid bonus amounts and any other unpaid benefits that have accrued or would accrue through the 90-day notice period, in lieu of Employee working during such notice period.
          (g) Post-Termination Health Insurance. Except in the cases of (i) a termination of the Employee’s employment by the Company for Cause, (ii) a termination of the Employee’s employment by the Employee prior to the expiration of the Term for a reason other than Good Reason, and (iii) a termination of the Employee’s employment pursuant to Section 10 hereof, and provided in all cases that the Employee has complied in all respects, from the Effective Date through and including each Payment Date, with his obligations hereunder, for each month following the termination of the Employee’s employment with the Company that he remains eligible for continuation coverage under COBRA, the Company will waive any payments that it would otherwise charge to the Employee for COBRA family coverage; provided, however, that the Company shall have no obligations under this paragraph (g) if the Employee becomes employed by or an independent contractor to a party unrelated to the Company or its successor which makes health insurance available to the Employee (with or without charge). The Company shall have no obligation to pay, or reimburse the Employee for the payment of, any income or other tax liability owed by the Employee in connection with any payments made by the Company pursuant to this paragraph (g).
          (h) No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise.
     10. Termination in Connection with a Change in Control.
          (a) Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in paragraph (b) of this Section 10 in the event that either (i) the Employee voluntarily terminates his employment within 60 days following an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the Company or its successor in interest terminates the Employee’s employment without the Employee’s written consent for any reason other than Cause during the Protected Period.
          (b) Amount of Severance Benefit. If the Employee becomes entitled to collect severance benefits pursuant to paragraph (a) of this Section 10, then, in addition to all unpaid base salary, bonus amounts and benefits that have accrued through the date of termination, the Company shall pay the Employee an amount equal to the difference between the Code § 280G Maximum and the sum of any other payments in the nature of compensation to the Employee that are contingent on the Change in Control. The Employee shall be entitled to determine which and how much of any other payments shall be reduced, if necessary, to reach the Code § 280G Maximum.
          (c) Timing of Payment. The amount payable under this Section 10 shall be paid in one lump sum within 10 days after the date of the termination of the Employee’s employment.
          (d) Exclusive Compensation. The severance benefits provided for in this Section 10 shall be the only compensation and benefits to which the Employee shall be entitled in connection with the termination following a Change in Control as described in paragraph (a). Without limiting the foregoing, Section 9 of this Agreement shall not apply to or govern any such termination.
     11. Compensation and Benefits Subject to Withholding. The Company may withhold all federal, state, local income or other taxes from any compensation or benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

     12. Other Provisions Relating to Severance Payments.
          (a) Full and Final Compensation. The compensation and other benefits made pursuant to Sections 9 or 10 hereof following the termination of the Employee’s employment with the Company shall be considered full compensation in payment for all claims under this Agreement, and the Employee shall not be entitled to any other compensation or benefits.
          (b) Offset. Upon termination of the Employee’s employment with the Company, the Company shall have the right to deduct from the amount due the Employee any amounts which the Employee owes the Company.
     13. Confidential Information.
          (a) Covenant. The Employee acknowledges that his relationship with the Company shall of necessity provide him with specialized knowledge concerning the Company and the Bank, which, if used for the benefit of others or disclosed to others, could cause serious harm to the Company and the Bank. Accordingly, the Employee covenants that he shall not at any time, directly or indirectly, use, appropriate or disclose to others, or permit the use of or appropriation by or disclosure to others of, any Confidential Information (as hereinafter defined) except as expressly provided herein.
          (b) Permitted Use. While engaged as an employee of the Company, the Employee may use Confidential Information only for the purpose that is necessary to the carrying out of the Employee’s duties as set forth herein or assigned to him by the Company or the Bank, and the Employee may not make use of any Confidential Information after he is no longer an employee of the Company.
          (c) Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means all information of the Company or the Bank, whether oral, written, computerized, digitized or otherwise, regarding the Company or the Bank or the Company’s or the Bank’s business, including, without limitation, information regarding the Company’s or the Bank’s customers, referral sources, insurance carriers, sales and marketing information, costs, prices, earnings, business plans, financial information and forecasts, contracts, business arrangements, methods of operation, business strategies, prospects, and Intellectual Property (as hereinafter defined), whether or not such information is deemed “trade secrets” under applicable law. Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement, (ii) was available to the public on a non-confidential basis from a source other than the Company or the Bank, (iii) is made available to a third party on a non-confidential basis by the Company or the Bank, (iv) was already known to the Employee at the time of disclosure by the Company or the Bank, or (v) is required to be disclosed by legal process or applicable law.
     14. Intellectual Property. The Employee agrees that any and all information, reports, other documents and other works (whether in an electronic format or otherwise) created for or on behalf of the Company by the Employee during the Employee’s employment with the Company, whether or not developed on Company premises or equipment or during normal Company business hours (the “Intellectual Property”), are and shall remain works made for hire and the sole and exclusive property of the Company. To the extent that such Intellectual Property is not considered work made for hire, the Employee hereby assigns to the Company (or its nominee) any and all interest that the Employee may now or in the future have in the Intellectual Property. Upon request by the Company, the Employee shall execute and deliver to the Company any document or instrument that may be necessary to secure or perfect the Company’s title to or interest in any Intellectual Property so assigned.
     15. Return of Company Property. The Employee agrees that upon termination of employment the Employee will: (a) promptly return to the Company all Confidential Information, all Intellectual Property, and all other property of the Company, including but not limited to all correspondence, manuals, notebooks, lists of customers and suppliers, computer programs, disks and any documents, materials or property, whether written or stored on computerized medium, and all copies in the Employee’s possession or control; (b) not take any action to preserve or regain access to such information through any means, including but not limited to access to the Company’s facilities or through a computer or other digital or electronic means; and (c) promptly pay all amounts due, owing or otherwise payable by the Employee to the Company.
     16. Employee’s Representations and Warranties.
          (a) No Prior Agreements. The Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Section 7 of this Agreement.
          (b) Information of Others. The Employee represents, warrants and covenants that he will not disclose to the Company or otherwise use, in the course of his employment with the Company, any confidential information or intellectual property which he is restricted from disclosing or using pursuant to any other agreement or duty to any other person.
     17. Company’s Remedies for Breach. The Employee recognizes that a violation by him of any provision of this Agreement may cause irreparable injury to the Company, and there may be no adequate remedy at law for such violation. Therefore, the Employee agrees that, in addition to any other remedies available to the Company, including, without limitation, all damages incurred, the Company shall have the right, in the event of the Employee’s breach or threatened breach of any provision hereof to obtain an injunction and/or temporary restraining order against such breach or threatened breach or specifically enforce this Agreement. The Company’s rights and remedies specified in this Agreement are in addition to and not in lieu of any rights available under applicable law and regulations, including, without limitation, those laws and regulations governing trade secrets and other proprietary information.
     18. Indemnification. The Company agrees that, to the fullest extent permitted by applicable law, its Bylaws shall provide for indemnification of the Employee during the Term of this Agreement, and that it will at all times maintain adequate director’s and officer’s liability insurance covering the Employee.

     19. Reimbursement for Enforcement Proceedings. In the event that any dispute arises between the Parties as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, the prevailing Party shall be reimbursed by the other Party for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, provided that the prevailing Party obtains either a written settlement or a final judgment by a court of competent jurisdiction substantially in such Party’s favor.
     20. Miscellaneous.
          (a) Complete Agreement. This Agreement is absolute and unconditional and constitutes the full, complete, and entire understanding between the Parties with respect to the subject matter of this Agreement. No other promises, representations, statements, warranties, covenants or undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters which are not specifically incorporated herein shall be deemed in any way to exist or to bind any of the Parties hereto.
          (b) Amendment; Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Parties; provided, however, that the Company may amend this Agreement, without the consent of the Employee, as the Company deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Agreement, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver or relinquishment or any night or power hereunder at any one instance or instances be deemed a waiver or relinquishment of such right or power at any other time or times.
          (c) Severability; Modification. The Parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, including, in particular, Section 7, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (ii) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The Parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable law.
          (d) Governing Law. Except to the extent preempted by federal law, this Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT. Any judicial proceeding arising out of or relating to this

Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction.
          (e) Binding Effect. The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns and their representatives. This Agreement may be assigned by the Company to any third party in connection with any sale of the Company’s business or other extraordinary transaction. This Agreement may not be assigned by the Employee.
          (f) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (g) Notices. All notices and communications hereunder shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such Party; if intended for the Company, such notice or communication shall be addressed to it, to the attention of its Corporate Secretary, at the principal office of the Company; if intended for the Employee, such notice or communication shall be addressed to the Employee at the Employee’s address as shown in the Company’s records.
          (h) Source of Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by the Executive under an employment agreement in effect between the Executive and the Company, the payments and benefits paid by the Company will be subtracted from any amount or benefit due simultaneously to the Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by the Executive on activities related to the Company and the Bank, respectively, as determined by the Company and the Bank.
          (i) Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
          (j) Survival. The provisions of Sections 1 and 7 through 20, inclusive, of this Agreement shall survive the termination of this Agreement and the Employee’s employment hereunder.

               IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first hereinabove written.

ATTEST:	MADISON BANCORP, INC.:

By:

Secretary	Name:
Title:

WITNESS:	EMPLOYEE:

Michael P. Gavin